AMERIPRIME FUNDS
                            AMERIPRIME ADVISORS TRUST
                              UNIFIED SERIES TRUST

                  REVISED PROXY VOTING POLICIES AND PROCEDURES
                           (Approved December 8, 2003)


     AmeriPrime Funds, AmeriPrime Advisors Trust and Unified Series Trust (each a "Trust" and, collectively, the "Trusts") are each registered as an open-end investment company under the Investment Company Act of 1940, as amended ("1940 Act"). Each Trust offers multiple series (each a "Fund" and, collectively, the "Funds"). Consistent with its fiduciary duties and pursuant to Rule 30b1-4 under the 1940 Act (the "Proxy Rule"), each Board of Trustees of the Trusts (the
"Board") has adopted this proxy voting policy on behalf of the Trusts (the "Policy") to reflect its commitment to ensure that proxies are voted in a manner consistent with the best interests of the Funds' shareholders.

              Delegation of Proxy Voting Authority to Fund Advisers

     The Board believes that the investment advisor or, if applicable, the investment sub-advisor of each Fund (each an "Advisor" and, collectively, the "Advisors"), as the entity that selects the individual securities that comprise its Fund's portfolio, is the most knowledgeable and best-suited to make decisions on how to vote proxies of portfolio companies held by that Fund. Each Trust shall therefore defer to, and rely on, the Advisor of each Fund to make decisions on how to cast proxy votes on behalf of such Fund.

     Each Trust hereby designates the Advisor of each Fund as the entity responsible for exercising proxy voting authority with regard to securities held in the Fund's investment portfolio. Consistent with its duties under this Policy, each Advisor shall monitor and review corporate transactions of corporations in which the Fund has invested, obtain all information sufficient to allow an informed vote on all proxy solicitations, ensure that all proxy votes are cast in a timely fashion, and maintain all records required to be maintained by the Fund under the Proxy Rule and the 1940 Act. Each Advisor shall perform these duties in accordance with the Advisor's proxy voting policy, a copy of which shall be presented to the Board for its review. Each Advisor shall promptly provide to the Board updates to its proxy voting policy as they are adopted and implemented.

                        Conflict of Interest Transactions

     In some instances, an Advisor may be asked to cast a proxy vote that presents a conflict between the interests of a Fund's shareholders, and those of the Advisor or an affiliated person of the Adviser. In such case, the Advisor is instructed to abstain from making a voting decision and to forward all necessary proxy voting materials to the applicable Trust to enable the Board to make a voting decision. The Advisor shall make a written recommendation of the voting decision to the Board, which shall include: (i) an explanation of why it has a conflict of interest; (ii) the reasons for its recommendation; and (iii) an explanation of why the recommendation is consistent with the Advisor's proxy voting policies. The Board shall make the proxy voting decision that in its judgment, after reviewing the recommendation of the Advisor, is most consistent with the Advisor's proxy voting policies. When the Board is required to make a proxy voting decision, only the Trustees without a conflict of interest with regard to the security in question or the matter to be voted upon shall be permitted to participate in the decision of how the Fund's vote will be cast. The Board shall notify the Advisor of its final decision on the matter and the Advisor shall vote in accordance with the Board's decision.

          Oversight of the Advisors' Proxy Voting Compliance Activities

     Each Advisor shall present to the Trust's administrator a quarterly report summarizing its proxy voting compliance activities for the preceding quarter. The administrator shall review the report to ensure compliance with the Proxy Rule and with this Policy, and shall determine the steps and procedures, if any, that must be undertaken or adopted by the Trust and any Advisor to ensure further compliance with the relevant laws.


 Availability of Proxy Voting Policy and Records Available to Fund Shareholders

     If a Fund has a website, the Fund may post of copy of its Advisor's proxy voting policy and this Policy on such website. A copy of such policies and of each Fund's proxy voting record shall also be made available, without charge, upon request of any shareholder of the Fund, by calling the applicable Fund's toll-free telephone number as printed in the Fund's prospectus. The Trust's administrator shall reply to any Fund shareholder request within three business days of receipt of the request, by first-class mail or other means designed to ensure equally prompt delivery.

     Each Advisor shall provide a complete voting record, as required by the Proxy Rule, for each series of the Trust for which it acts as adviser, to the Trust's administrator within 15 days following the end of each calendar quarter. The Trust's administrator will file a report based on such record on Form N-PX on an annual basis with the Securities and Exchange Commission no later than August 31st of each year.